EXHIBIT 21


                         LIST OF SUBSIDIARIES


     The Partnership is a general partner in North Rivers Market
Associates, an Illinois general partnership which, until the December 30, 1997 sale, held title to North Rivers Market
Shopping Center.

     Reference is made to the Notes for summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership is included in the Consolidated Financial Statements of the Partnership filed with this annual report.